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                                                                    EXHIBIT 99.2

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RAINFOREST CAFE, INC.                       A Wild Place to Shop and Eat
720 South Fifth Street                      Hopkins, MN 55343



                                            For Further Information Contact:
                                            Rainforest Cafe, Inc., Minneapolis
                                            Robert Hahn
                                            Chief Financial Officer
                                            612-945-5400

www.rainforestcafe.com
NASDAQ:  RAIN
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RAINFOREST CAFE EXPECTS TO REPORT FIRST QUARTER LOSS

MINNEAPOLIS--(BUSINESS WIRE)--March 30, 2000--Rainforest Cafe Inc., "A Wild Place To Shop And Eat(R)"(Nasdaq:RAIN - news) today announced that, based on preliminary analysis of its operations, it expects to report first quarter domestic sales in the range of $60 to $62 million and a net loss in the range of $500,000 to $1 million or a $.03 to $.04 loss per share. Commenting on preliminary first quarter results, Rainforest Cafe President Kenneth Brimmer noted that "these results underscore the importance of our proposed merger with Landry's, wherein our goals include achieving substantial synergies of efforts and cost savings, giving Rainforest Cafe shareholders the opportunity to participate in the potential growth of the combined company after the merger."

As previously announced, Rainforest Cafe has entered into a definitive Merger Agreement with Landry's Seafood Restaurants, Inc. (NYSE:LNY - news). The company anticipates that the merger will close in April, assuming the requisite shareholder vote has been obtained and all other conditions have been satisfied, and has scheduled a special meeting of shareholders for April 18, 2000. For a complete discussion of the merger, investors are urged to consult the proxy statement/prospectus, as filed with the Securities and Exchange Commission, dated March 14, 2000.

The company also reported domestic net sales of $15.5 million and $18.5 million for the four-week periods ended January 30, 2000 and February 27, 2000, respectively. Comparable store sales for the sixteen units open for at least 18 months decreased 9.8% and 11.6% for the four weeks ended January 30, 2000 and February 27, 2000, respectively, compared to the same four-week periods in fiscal 1999. Restaurant comparable store sales decreased 10.1% and 7.0% in January and February, respectively, while retail comparable store sales decreased 8.6% and 25.8%. The decrease in retail comparable store sales in February was due primarily to a decrease in Beanie Baby sales. February 2000 Beanie Baby sales were approximately $150,000, compared to $1,025,000 for the same period in 1999. Retail comparable store sales without Beanie Babies decreased 2.0% and 9.5% in January and February, respectively. The company also notes



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that March 1999 Beanie Baby sales were approximately $1.7 million, which represented the highest monthly sales for Beanie Babies in 1999.

Rainforest Cafe, Inc. develops, owns and operates combination restaurant/retail facilities offering a stimulating and entertaining rain forest theme, providing visitors with "A Wild Place to Shop and Eat"(R). There are currently 38 Rainforest Cafe(R) units open including 28 domestic locations and 10 international units. Rainforest Cafe, Inc. common shares are traded on the NASDAQ National Market under the symbol RAIN.

This news release (as well as information included in oral statements made or to be made by the Company) may contain forward-looking statements that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from those discussed in any such forward-looking statements. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to the merger with Landry's Seafood Restaurants, Inc. Statements regarding estimated results are preliminary and based on partial information and management assumptions. The Company plans to announce its complete first quarter results on or about April 27, 2000. The information in this release including information regarding expected revenues, net income and net income per share is forward looking and preliminary. Actual results for the quarter may differ depending upon a number of factors including, but to limited to, accounting adjustments, competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities, and results of shareholder litigation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's Form 10K filed with the Securities and Exchange Commission for the fiscal year ended January 2, 2000.



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